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LBB & ASSOCIATES LTD., LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

September 10, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

Nhale, Inc., (formerly Gankit Corporation) (the "Company") provided to us a copy of the Company's response to Item 4.01 of Form 8-K/A no. 1, dated August 28, 2014. We have read the Company's statements included under Item 4.01 of its Form 8-K/A no. 1 and we agree with such statements insofar as they relate to our firm

Very truly yours,

/S/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

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